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EXHIBIT (a)(1)(xi)

Internal Post

To: Participating IDT Employees
From: Dorene Hayes, Stock Administrator
Date:                      , 2003

Dear IDT Employees:

        The new stock options have been granted under the company's Stock Option Exchange Program. Attached [is] [are] your replacement option agreement[s]. Please execute your replacement option agreement[s] and return promptly to the me.

        Thank you.

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  EXHIBIT (a)(1)(xi)